Exhibit 4.3

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) JULY 9, 2009, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

SHARE PURCHASE WARRANT

Issuer:	ENERKEM INC., a Canadian corporation
Number of Shares:	1,793
Class of Shares:	Class C Common Shares
Exercise Price:	$35 per share
Issue Date:	July 9, 2009
Expiration Date:

The earlier to occur of (i) the fifth (5th) anniversary of the Issue Date or (ii) the closing of an IPO (as defined below), or (iii) the closing of an Acquisition (as defined below and as set forth in Section 2.4.1).

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1 and for other good and valuable consideration, this Warrant is issued to Serge Tousignant (“Holder”) by Enerkem Inc., a Canadian corporation (the “Corporation”).

ARTICLE 1
ISSUANCE

Subject to the terms and conditions hereinafter set forth, Holder is entitled, upon surrender of this Warrant and the duly executed subscription form annexed hereto as Appendix 1, at the office of the Corporation at 615 Rene-Levesque Blvd. West, Suite 820, Montréal, Québec, QC H3B 1P5, Canada, or such other office as the Corporation shall notify Holder of in writing, to purchase from the Corporation 1,793 fully paid and non-assessable Class C Common Shares of the Corporation, without par value (the “Shares”), as determined below, at a purchase Price per Share of $35 (the “Exercise Price”). This Warrant may only be exercised in whole or in part upon the closing of an IPO or the closing of an Acquisition pursuant to the terms of Sections 2.4.1 and 2.5.1 below, before the Expiration Date set forth above, no later than 5:00 PM, Montréal time, and shall be void thereafter.

This Warrant is issued to Holder in consideration of the execution of an Entente de paiement et de financement entered into between the Corporation and Dawcolectric Inc. on or about the date hereof.

1.1                                 Definitions.

For purposes of this Warrant, the following defined terms have the meanings specified:

1.1.1                        “Acquisition” means any sale, transfer, or other disposition of all or substantially all of the assets of the Corporation, or any acquisition, reorganization, consolidation or merger of the Corporation where the holders of the Corporation’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50% of the outstanding voting equity securities of the Corporation or the surviving or successor entity immediately following the transaction.

1.1.2                        “IPO” means an initial public offering under a receipted prospectus pursuant to the Securities Act (Québec), as amended, or any similar document filed under other applicable securities laws in Canada or the United States, pursuant to which the Class A Common Shares in the capital of the Corporation are listed on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange or are quoted on the NASDAQ national market system or any combination thereof.

1.1.3                        “Shareholder Agreement” is that certain unanimous shareholder agreement dated as of April 1, 2008 among the Corporation and its shareholders.

ARTICLE 2
EXERCISE

2.1                                 Method of Exercise.

2.1.1                      Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto to the principal office of the Corporation. Holder shall also deliver to the Corporation a cheque for the aggregate Exercise Price for the Shares being purchased.

2.2                                 Delivery of Certificate.

2.2.1                      Promptly after Holder exercises this Warrant, the Corporation shall deliver to Holder certificates for the Shares so acquired.

2.3                                 Replacement of Warrant.

2.3.1                      On receipt of evidence reasonably satisfactory to the Corporation and its legal counsel of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Corporation or, in the case of mutilation, on surrender and cancellation of this Warrant, the Corporation shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

2.4                                 Treatment of the Warrant upon Acquisition.

2.4.1                      Treatment of Warrant at Acquisition.

(a)                                  Upon the written request of the Corporation, Holder agrees that, in the event of an Acquisition, either (1) Holder may exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (2) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Corporation shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(b)                                 Upon the written request of the Corporation, Holder agrees that, in the event of an Acquisition that is a sale of all or substantially all of the Corporation’s assets, either (1) Holder may exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (2) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Corporation shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

2.5                                 Exercise of Warrant in Connection with IPO.

2.5.1                      Holder shall be required to exercise this Warrant on or prior to the closing of the IPO and to the extent that this Warrant is not so exercised, it will be automatically terminated upon the closing of the IPO. The Corporation shall provide Holder with a sixty (60) day prior written notice of the date of closing of the IPO which shall be delivered by the Corporation to Holder together with such reasonable information as Holder may request in connection with such IPO giving rise to such notice.

ARTICLE 3
ADJUSTMENTS

3.1                                 Splits.

3.1.1                      If the outstanding Class C Common Shares are subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Class C Common Shares issuable upon the exercise of this Warrant shall be proportionately increased.

3.2                                 Reclassification; Exchange or Substitution.

3.2.1                     Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that

Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The provisions of this Section 3.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

3.3                                 Adjustments for Combinations.

3.3.1                      If the outstanding Class C Common Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares issuable upon the exercise of this Warrant shall be proportionately decreased.

3.4                                 No Impairment.

3.4.1                      The Corporation shall not, by amendment of its Articles or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Corporation, but shall at all times in good faith assist in carrying out of all the provisions of this Article 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

3.5                                 Certificate as to Adjustments.

3.5.1                      Upon each adjustment of the Exercise Price, number of Shares issuable upon the exercise of this Warrant or class of security for which this Warrant is exerciseable, the Corporation shall promptly compute such adjustment and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based.

3.5.2                      Notwithstanding the foregoing:

(a)                                  no adjustment shall be made in respect of any event described in this Article 3 if Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if it had exercised the Warrant prior to the effective date or record date of such event; and

(b)                                 no adjustment shall be made to the Exercise Price or the number of Shares issuable upon the exercise of this Warrant unless the adjustment would result in a change of at least 1% in the Exercise Price or in the number of Shares issuable upon such exercise (provided that any adjustments that would have been made but for this Section 3.5.2(b) will be carried forward and taken into account in any subsequent adjustment).

ARTICLE 4
REPRESENTATIONS AND COVENANTS

4.1                                 Representations and Warranties of the Corporation.

4.1.1                      The Corporation hereby represents and warrants to Holder as follows:

(a)                                  All Shares which may be issued upon the due exercise (including payment in full of the Exercise Price) of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable; and free of any liens and encumbrances except for restrictions on transfer provided for herein, in the Corporation’s articles or under applicable Canadian and provincial securities laws or under the Shareholder Agreement.

(b)                                 The Corporation covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of Class C Common Shares and other securities as will be sufficient to permit the exercise in full of this Warrant.

(c)                                  The execution and delivery by the Corporation of this Warrant and the performance of all obligations of the Corporation hereunder, including the issuance to Holder of the right to acquire the Shares, have been duly authorized by all necessary corporate action on the part of the Corporation.

4.2                                 Representations and Warranties of Holder.

4.2.1                      Holder hereby represents and warrants to the Corporation that it is an “accredited investor” for the purposes of both Canadian and Québec securities legislation and regulations.

ARTICLE 5
MISCELLANEOUS

5.1                                 Acknowledgment; Legends.

5.1.1                      Holder acknowledges that: (i) the issue of the Shares is conditional upon the availability of an exemption from the prospectus and registration requirements of applicable securities legislation, regulations, rules and policies; (ii) the Shares are subject to resale restrictions under applicable securities legislation, regulations, rules and policies; (iii) further exemption from the prospectus and registration requirements of applicable securities legislation, regulations, rules and policies will be needed in order to sell the Shares; and (iv) this Warrant and the Shares shall be imprinted with a legend in substantially the form of the legend on the first page of this Warrant.

5.2                                 No Transfer.

5.2.1                      This Warrant may not be transferred or assigned in whole or in part.

5.3                                 Shareholder Agreement.

5.3.1                      Nothing herein contained shall be construed as conferring upon Holder any right or interest as a holder of shares of the Corporation or any other right or interest except as specifically herein provided. Upon exercise of the Warrant, in whole or in part, Holder hereby agrees to execute an agreement to be bound by the terms of the Shareholder Agreement.

5.4                                 Notices.

5.4.1                      All notices and other communications from the Corporation to Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation or the Holder, as the case may be, in writing by the Corporation or the Holder from time to time, but in all cases, unless instructed in writing otherwise, the Corporation shall deliver a copy of all notices to Holder at 8315 Devonshire Rd., Town of Mount-Royal, Province of Québec, H4P 2Ll.

5.5                                 Waiver.

5.5.1                      This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.6                                 Governing Law.

5.6.1                      This Warrant shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein, without giving effect to its principles regarding conflicts of law.

5.7                                 Language.

It is the express wish of the parties hereto that this Share Purchase Warrant and any related documents thereto be drawn up in English. Il est de la volonté expresse des parties à la présente que ce bon de souscription d’actions et tous les documents qui s’y attachent soient rédigés en anglais.

[Signatures follow on the next page]

IN WITNESS WHEREOF, the Corporation has caused this Warrant to Purchase Class C Common Shares to be executed by its duly authorized representative as of the date first above written.

ENERKEM INC.

By:	/s/ Vincent Chornet
Name: Vincent Chornet

/s/ Serge Tousignant
SERGE TOUSIGNANT

APPENDIX 1

NOTICE OF EXERCISE

1.                                             The undersigned hereby elects to purchase                            Class C Common Shares of Enerkem Inc. (the “Shares”) pursuant to the attached Warrant, and tenders herewith payment of the Exercise Price of such Shares in full.

2.                                             Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Address)

3.                                             The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

This                day of                                     , 20          .

(Signature)